Exhibit 99.1

PRIDE COMMENCES DELIVERY OF BODY ARMOR TO MOBILE COUNTY SHERIFF’S OFFICE

Camarillo, California (BUSINESSWIRE - November 9, 2006) Pride Business Development Holdings, Inc. (OTCBB:PDVG), a manufacturer of ballistic resistant body armor and other personal protective clothing, announced today that it has commenced delivery of its National; Institute of Justice Certified Threat Level II concealable bullet resistant vests to the Mobile, Alabama Sheriff’s Office in accordance with a one year contract issued by the Mobile County Commission, Mobile, Alabama, to one of Pride’s exclusive body armor dealers in Alabama. The contract may be extended for two additional years at the option of the Mobile County Sheriff’s Office. Pride expects to deliver up to 350 of its bullet resistant vests per year under the contract.

Ari L. Markow, President of Pride Business Development Holdings, Inc. stated, “We believe that everyday, more and more members of the domestic law enforcement community across the United State of America recognize the quality of the armor Pride produces.” Mr. Markow went on to state, “We are proud to provide additional protection for the men and women who have sworn to protect and serve the citizens of Mobile, Alabama and look forward to doing the same for members of law enforcement across the United States of America”.

ABOUT PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.

Pride Business Development Holdings, Inc. (“Pride”), with its brand of Bodyguard® products, is a specialty and protective clothing and materials manufacturer for the domestic and international law enforcement, military and dangerous materials handling markets. Pride’s headquarters are located within its 35,000 square foot manufacturing facility and showroom in Camarillo, California. Pride now also occupies a 10,000 square foot manufacturing facility in Jacksboro, Tennessee, which will specialize in the manufacture of tactical body armor and accessories for law enforcement and military. Pride is currently finalizing construction of its own ballistic laboratory at its Camarillo, California headquarters. For information about Pride Business Development Holdings, Inc. please call us at 866-868-0461. For more information about Pride’s subsidiary, Bodyguard, Inc., please call us at 866-868-0461.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements, which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions that speak as of the date hereof and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our reports on file with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. We undertake no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

For additional information about
Pride Business Development Holdings, Inc., contact:

Ari L. Markow, President
Pride Business Development Holdings, Inc.
805-322-6500

OR

Matt Crist
Alliance Advisors, LLC
858-704-5063
www.allianceadvisors.net